Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (333-267412), Form S-3 (333-265956) and Form S-8 (333-258026 and 333-263609) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 15, 2023, on our audits of the consolidated financial statements of Acurx Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for the years then ended, included in this Annual Report on Form 10-K of Acurx Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ CohnReznick LLP

Parsippany, New Jersey

March 15, 2023